Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2013 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Protective Life Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.  We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2012 relating to the financial statements, which appears in the Annual Report of the Protective Life Corporation 401(k) and Stock Ownership Plan on Form 11-K for the year ended December 31, 2011.

/S/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

March 6, 2013